Exhibit 99.1

Vista Outdoor Announces Retirement of Tig H. Krekel from Board of Directors

ANOKA, Minn., March 3, 2023 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 41 renowned brands that design, manufacture and market sporting and outdoor lifestyle products to consumers around the globe, today announced that Tig H. Krekel is retiring as vice chairman and member of the company’s board of directors, effective Feb. 27, 2023.

Due to his long service to the company and its predecessor company, ATK, the board awarded Mr. Krekel with director emeritus status for one year. During this period, he will provide consultancy advice to the board at the board’s request.

Michael Callahan, chairman of the Vista Outdoor board, said, “On behalf of the board of directors, I thank Tig for his valuable contributions to the board. We appreciate his years of service and dedication to Vista Outdoor, and we wish him the best in his retirement.”

Mr. Krekel said, “I’m grateful to have served as a director of the company for the past 13 years, overseeing the evolution of Vista Outdoor from a strategic concept seven years ago into an industry leader. I look forward to seeing the company’s continued success.”

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About Vista Outdoor Inc.
Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Our reporting segments, Outdoor Products and Sporting Products, provide consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. As Vista Outdoor announced in 2022, the company is separating its Outdoor Products and Sporting Products segments into two independent, publicly traded companies. That plan is on track to happen in calendar year 2023. For news and information, visit our website at www.vistaoutdoor.com.

Investor Contact:
Tyler Lindwall
Phone: 612-704-0147
Email: investor.relations@vistaoutdoor.com

Media Contact:
Eric Smith
Phone: 720-772-0877
Email: media.relations@vistaoutdoor.com